Exhibit 99.1

LeMaitre Vascular Acquires Restore Flow Allografts

BURLINGTON, Mass., November 10, 2016 (GLOBE NEWSWIRE) — LeMaitre Vascular, Inc. (Nasdaq:LMAT), a provider of peripheral vascular devices and implants, announced today that it has acquired the assets of Restore Flow Allografts, LLC for $14.0 million, of which $12.0 million was paid at closing and $2.0 million is due on May 10, 2018, as well as potential earnout payments over the next two years based on the performance of the acquired business.

Restore Flow Allografts derives revenue from human tissue preservation services, in particular the processing and cryopreservation of peripheral vascular veins and arteries. Last twelve months’ revenue for the company was $3.7mm, all within the United States. Last twelve months’ operating income for the company was approximately break-even.

Dave Roberts, LeMaitre Vascular’s President, commented, “We are pleased to add cryopreserved allografts to our widening range of biologic products, following our acquisitions of XenoSure in 2012, OmniFlow II in 2014 and ProCol in 2016. We believe vascular surgeons associate biologic implants with reduced infection. This acquisition provides a biologic solution for peripheral bypass to our growing U.S. sales force while Canadian and European approvals of Restore Flow might be future expansion paths.”

Business Outlook

The Company expects this acquisition to increase Q4 and full-year 2016 revenues by $550,000 and to reduce Q4 and full-year 2016 operating income by $200,000. The Company otherwise re-affirms guidance provided on October 26, 2016.

Combining re-affirmed guidance and the effects of the Restore Flow acquisition, the Company expects Q4 2016 revenue of $23.7mm, gross margin of 72.1% and operating income of $4.5mm. For the full-year, the Company expects revenue of $89.6mm, gross margin of 71.3% and operating income of $16.9mm.

About LeMaitre Vascular

LeMaitre Vascular is a provider of devices for the treatment of peripheral vascular disease, a condition that affects more than 20 million people worldwide. The Company develops, manufactures and markets disposable and implantable vascular devices to address the needs of its core customer, the vascular surgeon. The Company’s diversified product portfolio consists of brand name devices used in arteries and veins outside of the heart.

LeMaitre and the LeMaitre Vascular logo are registered trademarks of LeMaitre Vascular, Inc. This press release contains other trademarks and trade names of the Company.

For more information about the Company, please visit http://www.lemaitre.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties that could cause actual results to differ from the results predicted. These risks and uncertainties include, but are not limited to, the risk that the Company may not realize the anticipated benefits of its strategic activities and other risks and uncertainties included under the heading “Risk Factors” in its most recent Annual Report on Form 10-K, as updated by its subsequent filings with the SEC, all of which are available on the Company’s investor relations website at http://www.lemaitre.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACT: For information contact:

David B. Roberts

President

LeMaitre Vascular, Inc.

781-425-1693

droberts@lemaitre.com